Exhibit 99.2

Shapeways Employee FAQ

1.	What is Shapeways announcing?

We are announcing that we’ve made the decision to take Shapeways public through a merger agreement with Galileo Acquisition Corp., a Special Purpose Acquisition Company (SPAC). Through this transaction, Shapeways is expected to become publicly traded on the New York Stock Exchange (NYSE).

2.	Who is Galileo Acquisition Corp?

Galileo Acquisition Corp. is a Special Purpose Access Company (SPAC). It raised $138 million in its initial public offering on October 22, 2019 and is listed on the NYSE under the symbol “GLEO.”

3.	What is a SPAC?

A SPAC is a company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

4.	Why did Shapeways decide to enter into this agreement?

As you know, we have been looking for the best funding path for the company. We decided to enter into this transaction because we thought it was the appropriate next step for the company and the right timing for our shareholders, employees, partners, and clients. Going forward, this transaction will provide us financial flexibility to execute, and in many ways accelerate, our strategy to drive the next wave of digital manufacturing services and will provide us with the flexibility to grow organically and through acquisitions.

5.	When will Shapeways go public?

We expect the Transaction to close in the third quarter of 2021, at which point Shapeways intends to continue trading on the NYSE, as Galileo currently does. There are still several steps to reach the closing of this agreement, so that timing may change.

6.	How does this impact Shapeways’ strategy as a company?

This transaction, while a milestone in the company’s history, does not impact our company vision, strategy, or operations. We remain focused on executing our growth plan and offering more customers access to high quality manufacturing through our digital manufacturing platform.

7.	Will the CEO remain the same?

Yes. Greg Kress will remain CEO of Shapeways, and the leadership team will remain intact.

8.	What does this mean for Shapeways employees?

This transaction is a milestone in our evolution as a company and is an affirmation of the tremendous focus and hard work of our global team to drive results and put us on a sound path as a company. We should be proud of what we’ve accomplished, and each of you has played an important and highly meaningful role in making that happen.

While this transaction doesn’t change our priorities and strategy as a company, being a publicly traded company will come hand-in-hand with certain financial and business reporting requirements that will require some shifts in team and individual responsibilities. Additionally, we will continue to accelerate our hiring and plans for growth between now and the deal close, known as the deSPAC process.

If you are a current Shapeways equity holder, we will be reaching out in due course to advise on how this merger will impact your options and/or shares.

More information will be communicated in the weeks ahead.

9.	Can Shapeways employees purchase GLEO stock?

Between our merger announcement today and the deal close expected in Q3 2021, Shapeways employees are not permitted to purchase GLEO stock. We will soon provide more details about upcoming opportunities and parameters for purchasing Shapeways stock.

10.	Can I tell my friends to invest or post about this event on social media?

The SEC has strict guidelines governing publicity. To avoid delays or any other repercussions the SEC might impose if we do not adhere to these rules, we must avoid speaking publicly about this process and our business metrics and financials.

Accordingly, we ask that you refrain from making any personal statements about this event, any company milestones, or anything performance related in open forums during the timeline from this announcement until the deal is closed -- this includes conversations or emails to friends, family, customers, partners, or prospects as well as social media posts on Facebook, Twitter, LinkedIn, etc. Instead, please only repost articles and other posts from our Shapeways corporate feeds on LinkedIn, Twitter, etc. without additional personal commentary to greatly reduce the possibility of any infraction.

If someone asks you about the process of going public or company fundamentals, the best response is something polite like, “We’re really proud and excited, but I don’t know many details about it.” If pushed further, you can say something like, “I can’t speak to that, but I would be happy to connect you with the appropriate team members who may be able.”

11.	What do I do or say if contacted by the media?

Do not engage with the media directly, on any topic. Our investor relationship team is best suited to determine the best response or course of action. Should you receive any press inquiries, please forward details of the inquiry to press@shapeways.com, who can help handle media requests appropriately during this sensitive time.

12.	What will Shapeways’ stock symbol be?

We intend to trade as “SHPW” on NYSE.

13.	How does this impact the work that my team or I will do?

In the weeks ahead, there will be a number of steps we need to take as a company to prepare for being publicly traded. More information will be communicated to leaders and teams as plans take shape.

14.	Where can I get additional information?

If you have any questions, please feel free to reach out to your respective C-T member who can route your inquiry through the proper channels.

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Important Information About the Transactions and Where to Find It

Galileo and Shapeways will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Galileo, which will include a prospectus with respect to Galileo’s securities to be issued in connection with the proposed merger and a proxy statement of Galileo with respect to Galileo’s shareholder meeting at which Galileo’s shareholders will be asked to vote on the proposed merger and related matters. GALILEO’S SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT GALILEO, SHAPEWAYS AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Galileo as of a record date to be established for voting on the proposed merger and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Galileo with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Galileo at 1049 Park Ave. 14A New York, NY 10028. Information filed with the SEC is also available on the SEC’s website at www.sec.gov.